Exhibit 99.1

Contacts:

Rachael Scherer	Rob Clark
Investor Relations	Public Relations
763-505-2694	763-505-2635
FOR IMMEDIATE RELEASE
MEDTRONIC ANNOUNCES EXTENSION OF ITS
EXCHANGE OFFER FOR 4.375% SENIOR NOTES DUE
2010 AND 4.750% SENIOR NOTES DUE 2015
Minneapolis, January 6, 2006 — Medtronic, Inc. (NYSE: MDT) announced today that it has extended its pending exchange offer relating to an aggregate of up to $1 billion of its outstanding 4.375 percent Senior Notes due 2010 and 4.750 percent Senior Notes due 2015 (collectively the “Old Notes”). The expiration date for the exchange offer has been extended from midnight, EST time on Jan. 6, 2006 to midnight, EST time on Jan. 23, 2006, unless further extended. As of 5:00 p.m. on Thursday Jan. 5, 2006, approximately $750,697,000 in aggregate principal amount of the Old Notes, or 75.1 percent of all outstanding Old Notes, had been tendered into the exchange offer.
In the exchange offer, Medtronic is offering to exchange $2,000 principal amount and integral amounts of $1,000 of its newly issued 4.375 percent Senior Notes, Series B due 2010 and 4.750 percent Senior Notes, Series B due 2015 (collectively the “New Notes”), for each $2,000 principal amount and integral amounts of $1,000 of its respective outstanding Old Notes. Tenders of Old Notes may be withdrawn at any time prior to the expiration date.
The full terms of the exchange offer and a description of the New Notes and other information relating to the exchange offer and Medtronic are set forth in the registration statement and prospectus included therein filed with the Securities and Exchange Commission on December 6, 2005.

Wells Fargo Bank, National Association is the exchange agent for the exchange and offer and trustee of the New Notes. Copies of the prospectus and related letter of transmittal may be obtained from Wells Fargo at the address and telephone number as follows:
Wells Fargo Bank, N.A.
Corporate Trust & Escrow Services
N9303-110 MAC
Sixth and Marquette
Minneapolis, MN 55479
Attention: Steven R. Gubrud
(612) 667-9090
A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE OR JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE OR JURISDICTION.
Medtronic, Inc. (www.medtronic.com), headquartered in Minneapolis, is the global leader in medical technology — alleviating pain, restoring health, and extending life for millions of people around the world.